EXHIBIT 10.16


                 Agreement dated June 13, 2001,
               between Samuel M. Fodale ("Fodale")
           and Competitive Technologies, Inc. ("CTT")


     1.   Reference is made to Article IV of the By-laws of CTT
("Article IV"), a copy of which is attached hereto.

     2. The Securities and Exchange Commission has entered a Formal Order of Private Investigation in the Matter of Trading in the Securities of Competitive Technologies, Inc., File No. B-1698 (the "SEC Proceeding"). CTT has been served with a subpoena in the SEC Proceeding requesting (among other things) certain documents relating to Fodale or any entity that he controls, including but not limited to Central Maintenance Services, Inc.

     3. Fodale has retained his own counsel in connection with the SEC Proceeding and this agreement.

     4. CTT has agreed, pursuant to Article IV, to advance to Fodale, under subsection (e) of Article IV, Fodale's expenses incurred in connection with the SEC Proceeding.

     5. Fodale agrees and undertakes to repay any amounts so advanced unless it shall ultimately be determined that he is entitled to be indemnified by CTT as authorized in Article IV.

     6. The determination made by CTT under subsection (d) is preliminary and is based substantially on representations by Fodale to CTT. Fodale agrees that, should further facts be developed in the SEC Proceeding that result in a decision by CTT to change its determination under subsection (d), further advances will cease under this agreement.

                              Competitive Technologies, Inc.


s/ Samuel M. Fodale           By:  s/ Frank R. McPike, Jr.
Samuel M. Fodale                   Frank R. McPike, Jr.
                                   President